SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.      )

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EnPro Industries, Inc.
(Name of Registrant as Specified In Its Charter)

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5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209

March 22, 2006

To our Shareholders:

On behalf of the Board of Directors and management of EnPro Industries, Inc., I cordially invite you to our annual meeting of shareholders. The meeting will be held at The DoubleTree Guest Suites, 6300 Morrison Boulevard, Charlotte, North Carolina on Friday, April 28, 2006, at 11:00 a.m.

The matters to be acted upon by the shareholders at this meeting are set forth in the enclosed Notice to Shareholders, and the enclosed proxy statement contains information regarding these matters. We intend to post the voting results from the meeting on our website, www.enproindustries.com, by May 4, 2006.

It is important that your shares be represented at this meeting. Even if you plan to attend, we encourage you to promptly sign, date and return your proxy in the enclosed postage-paid envelope.

Sincerely,

Ernest F. Schaub
President and Chief Executive Officer

5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209

NOTICE TO SHAREHOLDERS:

THE ANNUAL MEETING OF SHAREHOLDERS of EnPro Industries, Inc., a North Carolina corporation (the “Company”), will be held at The DoubleTree Guest Suites, 6300 Morrison Boulevard, Charlotte, North Carolina 28211 on April 28, 2006, at 11:00 a.m. to:

1.	Elect eight directors to hold office until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified;

2.	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006; and

3.	Transact such other business as may properly come before the meeting or any adjournment thereof.

Information with respect to these matters is contained in the proxy statement attached to this Notice.

The Board of Directors of the Company has fixed March 1, 2006, as the record date for determining shareholders entitled to notice of and to vote at the meeting. Only those who were shareholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof. A list of those shareholders may be examined at our principal executive offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, from March 22 through the end of the meeting. The list will also be available for inspection at the meeting.

The Board of Directors hereby solicits a proxy for use at the meeting, in the form accompanying this Notice, from each holder of the Company’s common stock. Shareholders may withdraw their proxies at the meeting if they desire to vote their shares in person, and they may revoke their proxies for any reason at any time prior to the voting of the proxies at the meeting.

It is important that every shareholder be represented at the meeting regardless of the number of shares owned. To help us minimize the expense associated with collecting proxies, please execute and return your proxy promptly or cast your vote by telephone or over the Internet. No postage is required if the proxy is mailed in the United States.

By Order of the Board of Directors,

Richard L. Magee
Secretary

March 22, 2006

2006 ANNUAL MEETING OF SHAREHOLDERS
OF
ENPRO INDUSTRIES, INC.

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of EnPro Industries, Inc., a North Carolina corporation (the “Company” or “we” or “us”), from the holders of our common stock, par value $0.01 per share (the “Common Stock”), for use at the 2006 Annual Meeting of Shareholders of the Company to be held at The DoubleTree Guest Suites, 6300 Morrison Boulevard, Charlotte, North Carolina 28211, at 11:00 a.m., local time, on April 28, 2006, or any adjournments or postponements of that meeting.

There were 21,719,675 shares of Common Stock outstanding on March 1, 2006, of which 21,484,508 shares are entitled to one vote each. The remaining 235,167 shares of Common Stock are held by our wholly owned subsidiary, Coltec Industries Inc, and therefore are not entitled to vote. There are no cumulative voting rights. All of the shares represented by proxies timely submitted by shareholders (other than Coltec), and not revoked by them, will be voted on all matters presented for a vote.

Shareholders have a choice of voting at the meeting, over the Internet, by calling a toll-free telephone number, or by completing a proxy card and mailing it in the enclosed postage-paid envelope. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m. E.D.T. on April 27, 2006.

Proxies will also be considered to be voting instructions to the applicable plan trustee with respect to shares held in accounts under the EnPro Industries, Inc. Retirement Savings Plan for Salaried Employees and the EnPro Industries, Inc. Retirement Savings Plan for Hourly Employees. If a participant in any of these plans is a shareholder of record, and the plan account information is the same as the information we have on record with our transfer agent, the participant will receive a single proxy, representing all shares held, both within the plan and outside it. If the account information is different from the information on record with the transfer agent, then the participant will receive separate proxies, one for the shares held in the plan and one for shares held outside the plan.

You can revoke your proxy at any time before it is exercised by providing written notice to the Company’s Secretary, by timely delivering a properly executed, later-dated proxy (including an Internet or telephone vote), or by voting by ballot at the meeting. If your shares are held in the name of a bank, broker or other holder of record, in order to be able to vote at the meeting you must obtain a proxy, executed in your favor, from the holder of record.

We will pay the expense of soliciting these proxies. In addition to using the mail, the officers, directors and employees of the Company may solicit proxies personally, by telephone, by facsimile, or via the Internet. We have retained The Proxy Advisory Group, LLC, 575 Madison Avenue, 10th Floor, New York, New York 10022 to assist us in soliciting proxies from shareholders, including brokers, custodians, nominees and fiduciaries, and will pay that firm fees estimated at $7,500 for its services, plus its expenses and disbursements. We will reimburse brokers and others holding shares in their names, or in the names of nominees, for their expenses in sending proxy material to the beneficial owners of such shares and obtaining their proxies.

We are mailing our 2005 Annual Report, including financial statements, with this proxy statement to each shareholder of record. We will furnish an additional copy to any shareholder upon request. We will begin mailing this proxy statement and the accompanying proxy to shareholders on or about March 22, 2006.

This proxy statement and our 2005 Annual Report are available on our Internet site at www.enproindustries.com. If you are a shareholder of record, you can choose to receive these documents over the Internet in the future by accessing www.amstock.com and following the instructions provided on that website. If your shares are held through a bank, broker or other holder of record, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Our principal executive offices are located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, and our telephone number is (704) 731-1500.

VOTE REQUIRED FOR APPROVAL

We ask that you vote on two matters at the meeting, the election of directors and the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006. The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the meeting on a particular matter is necessary to constitute a quorum for that matter. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of constituting a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

The eight nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. Abstentions and broker non-votes will not count as votes cast and therefore will have no effect on this proposal. In February 2006, the Board adopted a new policy regarding director elections. Under this new policy, which is contained in our Corporate Governance Guidelines, any nominee for director who receives a greater number of votes “withheld” for his or her election than votes “for” such election in an uncontested election will promptly tender his or her resignation as a director. For more information about this policy, see the discussion below under the heading “Governance of the Company — Governance Activities.”

The ratification of the independent registered public accounting firm will be approved if the votes cast for ratification exceed the votes cast opposing it. Abstentions and broker non-votes will have no effect on ratification.

PROPOSAL 1 — ELECTION OF DIRECTORS

One of the purposes of the meeting is the election of eight directors to hold office until the Annual Meeting of Shareholders in 2007 or until their respective successors are elected and qualified. The Board of Directors has nominated the eight persons named on the following pages, all of whom are now directors and whose terms would otherwise expire at the conclusion of the meeting. Properly executed proxies that do not contain voting instructions will be voted for the election of each of these nominees.

All nominees have indicated that they are willing to serve as directors if elected. If any nominee should become unable or unwilling to serve, the proxies will be voted for the election of such person as the Board of Directors may designate to replace such nominee.

The Board recommends that you vote FOR the election of each of these nominees for director.

NOMINEES FOR ELECTION

WILLIAM R. HOLLAND, 67

Mr. Holland has served as a director of the Company since May 21, 2002, and as Non-Executive Chairman since May 31, 2002. He was Chairman from 1987 through 2001, and Chief Executive Officer from 1986 to 2000, of United Dominion Industries Limited, a diversified manufacturing company. Mr. Holland is also a director of Goodrich Corporation and Lance, Inc., both publicly traded companies, and Crowder Construction Company and Cook & Boardman, Inc., both privately owned companies. In addition, Mr. Holland serves as a corporate member of the Jupiter Florida Medical Center and on the Advisory Board of the Walker School of Business of Appalachian State University.

ERNEST F. SCHAUB, 62

Mr. Schaub has served as a director of the Company since January 11, 2002, and as Chief Executive Officer since May 31, 2002. From 1999 until joining the Company, he was Executive Vice President of Goodrich Corporation and President and Chief Operating Officer of Goodrich Corporation’s Engineered Industrial Products Segment. Mr. Schaub was Group President, Landing Systems of Goodrich Corporation from 1990 to 1999. He is also a director of Manufacturers Alliance/MAPI and Discovery Place Museum, and a member of the Board of Advisors of the McColl School of Business at Queens University.

J. P. BOLDUC, 66

Mr. Bolduc has served as a director of the Company since May 21, 2002. He has been Chairman of the Board and Chief Executive Officer of JPB Enterprises, Inc., an investment banking, private equity and real estate investment holding company, since 1995. Mr. Bolduc served as acting Chief Executive Officer of J. A. Jones, Inc. from April 2003 to September 2004. He was President and Chief Executive Officer of W.R. Grace & Co. from 1990 to 1995. Mr. Bolduc is a trustee of the William E. Simon Graduate School of Business at the University of Rochester, a member of the Advisory Council for Graduate Studies and Research at the University of Notre Dame, and a director of the Edison Preservation Foundation and Hospice of Baltimore. He is also a director of Unisys Corporation and Management Consulting Group PLC.

PETER C. BROWNING, 64

Mr. Browning has served as a director of the Company since May 21, 2002. He was the Dean of the McColl School of Business at Queens University from March 1, 2002 through May 31, 2005. Since September 2000, he has been Non-Executive Chairman of Nucor Corporation, a steel manufacturer. From 1998 to 2000, Mr. Browning was President and Chief Executive Officer, and from 1995 to 1998, President and Chief Operating Officer, of Sonoco Products Company, a manufacturer of industrial and consumer packaging. In addition to the Company and Nucor, he is a director of Wachovia Corporation, Acuity Brands, Inc., Lowe’s Companies, Inc., and The Phoenix Companies.

JOE T. FORD, 68

Mr. Ford has served as a director of the Company since May 21, 2002. He has been Chairman of ALLTEL Corporation, a provider of telecommunications, since 1991, and he was Chief Executive Officer of ALLTEL Corporation from 1987 until 2002. In addition to the Company and ALLTEL, Mr. Ford is also a director of Textron, Inc. and Stephens Group, Inc.

JAMES H. HANCE, JR., 61

Mr. Hance has served as a director of the Company since May 21, 2002. He was Vice Chairman of Bank of America Corporation, a financial services holding company, from 1994 to January 2005, and served as its Chief Financial Officer from 1988 to 2004. Mr. Hance is also a director of Cousins Properties Incorporated, Rayonier Inc., Sprint Nextel Corporation, and Duke Energy Corporation.

GORDON D. HARNETT, 63

Mr. Harnett has served as a director of the Company since May 21, 2002. He is Chairman of the Board and Chief Executive Officer of Brush Engineered Materials Inc., a provider of metal-related products and engineered material systems, and he has held these positions or similar positions at Brush Wellman, Inc. (a subsidiary of Brush Engineered Materials) since January 1991. In addition to Brush Engineered Materials and the Company, Mr. Harnett is also a director of The Lubrizol Corporation and PolyOne Corporation.

WILBUR J. PREZZANO, JR., 65

Mr. Prezzano has served as a director of the Company since January 1, 2006. He retired as Vice Chairman of Eastman Kodak Company, a manufacturer of photographic equipment and supplies, in January 1997, having served in various management roles at Eastman Kodak prior to that time. He is the Non-Executive Chairman of the Board of Lance, Inc. Mr. Prezzano is also a director of Roper Industries, Inc., The Toronto-Dominion Bank, and TD Banknorth, Inc.

HOLDINGS OF COMPANY EQUITY SECURITIES BY
DIRECTORS AND EXECUTIVE OFFICERS

The following table contains information with respect to the number of shares of Common Stock beneficially owned by our directors and named executive officers, and by our directors and executive officers as a group as of March 1, 2006. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the Common Stock beneficially owned by him.

	Amount and Nature	Directors’	Directors’
	of Beneficial	Phantom	Stock	Percent of
Name of Beneficial Owner	Ownership (1)	Shares (2)	Units (3)	Class (4)

William R. Holland	41,250	13,156	—	*
Ernest F. Schaub	477,023	—	—	2.2%
J. P. Bolduc	1,000	13,156	1,374	*
Peter C. Browning	4,340	13,156	—	*
Joe T. Ford	10,000	13,156	4,173	*
James H. Hance, Jr.	20,000	13,156	—	*
Gordon D. Harnett	2,060	13,156	4,199	*
Wilbur J. Prezzano, Jr.	—	1,120	—	*
William Dries	124,731	—	—	*
Richard C. Driscoll	111,426	—	—	*
Richard L. Magee	105,014	—	—	*
Wayne T. Byrne	7,788	—	—	*
14 directors and executive officers as a group	928,896	80,056	9,746	4.3%

*	Less than 1%

(1)	Includes the following shares that may be acquired within 60 days after March 1, 2006 through the exercise of stock options: Mr. Schaub, 382,400 shares; Mr. Dries, 103,100 shares; Mr. Driscoll, 76,125 shares; Mr. Magee, 90,000 shares; Mr. Byrne, 6,925 shares; and all directors and executive officers as a group, 676,650 shares. Also includes shares held in the EnPro Industries, Inc. Retirement Savings Plan for Salaried Employees allocated as follows: Mr. Dries, 331 shares; Mr. Magee, 14 shares; and Mr. Byrne, 113 shares. All other ownership is direct, except that Messrs. Schaub and Dries indirectly own 6,000 shares and 300 shares, respectively, which are owned by family members.

(2)	Includes the phantom shares awarded under the Outside Directors’ Phantom Share Plan and the phantom shares awarded to non-employee directors under the Amended and Restated 2002 Equity Compensation Plan. When they leave the Board, directors will receive cash in an amount equal to the value of the phantom shares awarded under the Outside Directors’ Phantom Share Plan and shares of our Common Stock for phantom shares awarded under the Amended and Restated 2002 Equity Compensation Plan. See “Governance of the Company — Compensation of Directors.” Because the phantom shares are not actual shares of our Common Stock, the directors have neither voting nor investment authority in Common Stock arising from their ownership of these phantom shares.

(3)	Indicates the number of stock units credited to those non-employee directors who elect to defer all or a part of the cash portion of their annual retainer and meeting fees pursuant to the Deferred Compensation Plan for Non-Employee Directors. See “Governance of the Company — Compensation of Directors.” Because the stock units are not actual shares of our Common Stock, the directors have neither voting nor investment authority in Common Stock arising from their ownership of these stock units.

(4)	Does not include the directors’ phantom shares or stock units described in Notes 2 and 3. Applicable percentage ownership is based on 21,719,675 shares of Common Stock outstanding at March 1, 2006.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table contains information known to us with respect to persons who beneficially own more than 5% of our Common Stock as of March 1, 2006.

Name and Address of Beneficial Owner	Amount	Percent of Class(1)

Steel Partners II, L.P.(2)	3,112,028	14.3%
590 Madison Avenue, 32nd Floor, New York, NY 10022
Barclays Global Investors, N.A. et al.(3)	2,186,467	10.1%
45 Fremont Street, San Francisco, CA 94105
Dimensional Fund Advisors Inc.(4)	1,772,725	8.2%
1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401
Jeffrey A. Altman, Owl Creek Advisors, LLC et al.(5)	1,521,200	7.0%
640 Fifth Avenue, 20th Floor, New York, NY 10019
Bank of America Corporation et al.(6)	1,097,076	5.1%
1 Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC

(1)	Applicable percentage ownership is based on 21,719,675 shares of Common Stock outstanding at March 1, 2006.

(2)	This information is based on a Schedule 13D amendment dated October 20, 2005 filed jointly by Steel Partners II, L.P., Steel Partners, L.L.C. and Warren G. Lichtenstein with the Securities and Exchange Commission (the “SEC”) reporting beneficial ownership as of the filing date. The reporting persons report sole voting power and sole dispositive power with respect to these shares.

(3)	This information is based on a Schedule 13G dated January 31, 2006 filed with the SEC by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd. and Barclays Global Investors Japan Trust and Banking Company Limited reporting beneficial ownership as of December 31, 2005. Barclays Global Investors, N.A. reports sole voting power over 1,541,801 shares and sole dispositive power over 1,684,665 shares, and Barclays Global Fund Advisors reports sole voting and dispositive power over 501,802 shares.

(4)	This information is based on a Schedule 13G dated February 1, 2006 filed by Dimensional with the SEC reporting beneficial ownership as of December 31, 2005. Dimensional reports sole voting and dispositive power over all of these shares in its role as investment advisor to certain investment companies or as investment manager to certain group trusts and other accounts.

(5)	This information is based on a Schedule 13G amendment dated January 26, 2006 filed by Owl Creek I, L.P., Owl Creek II, L.P., Owl Creek Advisors, LLC, Owl Creek Asset Management, L.P. and Jeffrey A. Altman with the SEC reporting beneficial ownership as of December 31, 2005. Mr. Altman reports shared voting and dispositive power over all 1,521,200 shares through his position as the managing member of Owl Creek Advisors, LLC, the general partner of Owl Creek I, L.P. and Owl Creek II, L.P., which beneficially own 69,800 and 513,800 shares, respectively, and his position as the managing member of the general partner of Owl Creek Asset Management, L.P., the investment manager of certain other entities that own 937,600 shares in the aggregate.

(6)	This information is based on a Schedule 13G dated February 3, 2006 filed jointly with the SEC by Bank of America Corporation, NB Holdings corporation, Bank of America N.A., NationsBanc Montgomery Holdings Corporation, Banc of America Securities LLC, Columbia Management Group, LLC and Columbia Management Advisors, LLC reporting beneficial ownership as of December 31, 2005. Bank of America Corporation and NB Holdings Corporation report shared voting power over 1,096,996 shares and shared dispositive power over 1,097,076 shares. Bank of America N.A. reports sole voting power over 654,656 shares, shared voting power over 322,535 shares, sole dispositive power over 651,556 shares and shared dispositive power over 325,715 shares. NationsBanc Montgomery Holdings Corporation reports shared voting and dispositive power over 119,805 shares, and Banc of America Securities LLC reports sole voting and dispositive power over 119,805 shares. Columbia Management Group reports shared voting power over 322,535 shares and shared dispositive power over 325,715 shares. Columbia Management Advisors, LLC reports sole voting and dispositive power over 322,525 shares.

LEGAL PROCEEDINGS

In February 2003, the SEC and our director Mr. Bolduc settled public administrative and cease-and-desist proceedings. Without admitting or denying the SEC’s findings, Mr. Bolduc consented to the entry of a cease-and-desist order in which the SEC found that, between 1991 and 1995, while Mr. Bolduc was president and either chief operating officer or chief executive officer of W. R. Grace & Co. (“Grace”) and a member of its board of directors, Grace fraudulently used reserves to defer income earned by a subsidiary, primarily to smooth earnings of its health care segment, in violation of the antifraud provisions of the federal securities laws, as well as the provisions that require public companies to keep accurate books and records, maintain appropriate internal accounting controls, and file accurate annual and quarterly reports. The order generally finds that Mr. Bolduc, through his actions or omissions, was a cause of these violations. The order also notes that, during the period in question, Mr. Bolduc did not sell any of the substantial number of Grace shares that he owned. The SEC ordered Mr. Bolduc to cease and desist from committing or causing any violation or future violation of the antifraud and reporting requirements of the federal securities laws. It did not impose any fines on Mr. Bolduc, nor did it prohibit Mr. Bolduc from continuing to serve in any capacity on public company boards of directors.

Mr. Bolduc has been reelected to the Board each year since May 2003, and the Nominating and Corporate Governance Committee and the full Board support the nomination of Mr. Bolduc for reelection to the Board in 2006.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

Three independent directors comprise the Company’s Compensation and Human Resources Committee (the “Compensation Committee”). No Compensation Committee member is a current or former employee of the Company or any of its subsidiaries. The Compensation Committee is directly responsible for the compensation of the Chief Executive Officer (the “CEO”), and for the approval of the compensation with respect to the other “named executive officers” who are listed in the summary compensation table in this proxy statement. The Compensation Committee must approve all compensation arrangements that apply to the named executive officers, including major provisions in compensation plans that must be updated from time to time (e.g., participation, performance criteria, performance goals, award opportunities, and the like).

In its deliberations, the Compensation Committee considers the recommendations of management. The Compensation Committee also receives advice from an outside compensation consulting firm (selected and engaged by the Compensation Committee) regarding compensation practices and trends of companies in general, as well as those in similarly sized diversified manufacturing companies. The Compensation Committee considers all elements of executive compensation, including a “tally sheet” for each of the named executive officers that summarizes their respective salary, annual bonus and long-term incentive award opportunities, stock option values, retirement programs (including the Supplemental Executive Retirement Plan or “SERP” and the Defined Benefit Restoration Plan), death benefits, perquisites, and possible payments resulting from a change in control of the Company. The Compensation Committee held three official meetings in 2005 and also held numerous telephone conferences throughout the year. Each meeting included an executive session without management present.

Compensation Philosophy

The fundamental objective of the Compensation Committee’s compensation decisions is to ensure an internally consistent and externally competitive compensation program that attracts, motivates and retains highly qualified executives. The Company’s compensation program is designed to provide incentives linked closely to the Company’s financial performance and enhanced shareholder value. The Company maintains a strong pay-for-performance culture, where a significant portion of executive compensation is linked to the attainment of the Company’s strategic goals and objectives. It is the policy of the Compensation Committee to compensate executive officers based in part on their responsibilities and experience and, to a much larger extent, on their level of performance measured against specific short and long-term Company goals and objectives.

Overview of the Compensation Program

The management compensation program includes the following components:

Base Salary

In determining or reviewing base salaries, the Compensation Committee uses information provided by an outside compensation consultant to identify a median market salary for comparable executive positions in a group of similarly sized diversified manufacturing companies. This peer group consists of the same group of companies used to prepare the Cumulative Total Return Performance Graph that appears elsewhere in this proxy statement. Officer salaries are generally set within a reasonable range around that median based on individual performance and experience. Annual salary increases are determined based on a variety of factors including individual performance, the competitiveness of the officer’s salary, the Company’s financial condition, and other variable components of compensation.

The Compensation Committee recommends to the Board of Directors the base salary for the CEO. The CEO establishes the annual base salary for other Company officers, subject to review and approval by the Compensation Committee.

Annual Bonus

Incentive compensation is intended to attract, motivate and retain qualified individuals who have the opportunity to influence Company results and enhance shareholder value. Annual bonuses are determined based on performance achievements in designated key areas of performance emphasis. Award opportunities are configured to be competitive with the median of similarly sized diversified manufacturing companies when targets specified in the Company’s business plan are achieved, with the opportunity to be competitive in the top quartile when outstanding performance is achieved, and below market median when performance is below targets.

In 2005, the named executive officers (including the CEO, but excluding Mr. Byrne) participated in the Senior Executive Annual Performance Plan. Mr. Byrne participated in the Company’s Management Annual Performance Plan, which is identical in all material respects to the Senior Executive Annual Performance Plan. Under both of these plans, an individual’s annual cash bonus target is expressed as a percentage of his or her base salary, with the percentages of salary increasing with the level of the job. Incentive payments can range from 50% to 200% of target, based on the level of performance against specified financial objectives. Both plans require that any award be based upon an objective formula established at the beginning of the year. The target awards for 2005, as a percentage of base salary, for the CEO and the other named executive officers were as follows: Mr. Schaub, 75%; Mr. Dries, 55%; Mr. Magee, 50%; Mr. Driscoll, 50%; and Mr. Byrne, 35%.

For 2005, the performance factors and weightings under the plans for awards to the CEO and the other named executive officers were as follows:

Measures	Weightings

Company Free Cash Flow	35%
Net Income	25%
Net Cash Outflow for Asbestos and Trailing Liabilities	20%
Sales	20%

Long-Term Incentive Compensation

The Compensation Committee used the same market data in determining target long-term incentive compensation awards as was used in setting base salary levels and target award bonus opportunities. For 2005, the Compensation Committee determined that one-half of the long-term opportunity would be through long-term incentive program cash awards and the other one-half would be through performance share awards, all awarded under the Company’s Long-Term Incentive Plan.

Long-Term Incentive Plan

The CEO and the other named executive officers participate in the Long-Term Incentive Plan (the “LTIP”). The Compensation Committee considers the recommendation of the CEO in determining the level of awards of long-term incentive compensation (other than his own award), along with its own evaluation of the participants and their individual performance. In 2005, the Compensation Committee granted LTIP award opportunities to 21 executives, including the CEO and the other named executive officers.

Guidelines establish a total target award opportunity with the initial aggregate market value based upon the individual’s position level within the Company. The determination of whether an individual should be eligible for an award is dependent upon the individual’s past performance, the belief that the individual’s current position allows him or her to make a meaningful contribution to the Company’s overall performance, and an assessment of the individual’s impact on future performance.

The Compensation Committee may make an award in any year, based on overlapping three-year performance cycles. At the beginning of each three-year cycle, the Compensation Committee establishes the performance goals. Goals are established in view of the Company’s business environment, competitive position, and other considerations that may have a material effect on performance outcomes and the associated level of performance difficulty.

For the 2005-2007 LTIP awards, grants were denominated one half in cash and one half in performance shares for each participant. The performance factors and weightings for the cash awards for the CEO and the other named executive officers were as follows:

Measures	Weightings

Company Free Cash Flow	50%
Company Return on Capital	30%
Net Cash Outflow for Asbestos and Trailing Liabilities	20%

Payout of the cash award for each participant at the end of the plan cycle will range from 0% to 200% of the target award opportunity. For performance below a threshold level, the participant will not be entitled to any cash award; at the threshold, the payout is 20% of the target award. The cash payout increases to 100% of the target award for performance at the target level and up to a maximum of 200% of the target award for superior performance.

The performance factors and weightings for the performance share awards for the CEO and the other named executive officers were as follows:

Measures	Weightings

Company Return on Capital	60%
Company Free Cash Flow	40%

Payout of the performance share award (including shares, if any, credited through dividend equivalents) for each participant at the end of the plan cycle will range from 0% to 150%. As with the cash awards, the participant will not be entitled to any performance shares for performance below a threshold level; at the threshold, the payout is 50% of the target award. The payout increases to 100% of the target award for performance at the target level and up to a maximum of 150% of the target award for superior performance. Actual awards of performance shares will be distributed in the form of one share of Common Stock for each performance share. Shares of the Company’s Common Stock awarded pursuant to the LTIP reduce the number of shares available under the Company’s Amended and Restated 2002 Equity Compensation Plan.

For information about the amount of the target LTIP awards granted to the named executive officers for the 2005-2007 cycle, see the discussion under the heading “Executive Compensation — Long Term Incentive Plan Awards in 2005” elsewhere in this proxy statement.

Stock Options and SARs

The Compensation Committee also administers the Amended and Restated 2002 Equity Compensation Plan. Under this plan, the Compensation Committee may grant stock options and stock-settled stock appreciation rights

(or SARs), although such awards may not be granted at less than 100% of fair market value and stock options may not be repriced. Although stock options were granted in 2002 and 2003, the Compensation Committee determined to grant performance share awards in 2004 and 2005 under the LTIP rather than stock options or SARs because of its desire to focus on the performance criteria established under the LTIP as a means to drive long-term stock price appreciation. No SARs have been granted under this plan.

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines to be achieved by the CEO and the other named executive officers at a multiple of their base salary within a five-year timeframe after becoming an executive officer. The multiple varies from 1.5 to 3 times base salary, with the multiple increasing with one’s level of responsibility within the Company. Thus, the guideline for the CEO is 3 times base salary. As of the date of this report, each of the named executive officers owns sufficient shares to satisfy his respective stock ownership guideline.

Tax Deductibility of Compensation

Compensation decisions for the CEO and the other named executive officers are made with full consideration of Internal Revenue Code Section 162(m) implications. Section 162(m) limits the deductibility of compensation paid to the CEO and the other named executive officers in excess of $1.0 million, but excludes “performance-based compensation” from this limit. Amounts awarded under the Senior Executive Annual Performance Plan and the LTIP are intended to constitute “performance-based compensation” under Section 162(m). Likewise, compensation realized by the CEO and the other named executive officers through the exercise of stock options should be fully deductible to the Corporation as “performance-based compensation” under Section 162(m).

Chief Executive Officer

In approving Mr. Schaub’s base salary for 2005, the Compensation Committee reviewed salary data from other similarly sized diversified manufacturing companies (including the Company’s peer group), and concluded that although Mr. Schaub’s base salary is at or below the median salary level of other chief executive officers in the group, his annual and long-term incentive compensation fairly reflect the Company’s and Mr. Schaub’s strong performances. Mr. Schaub did not receive a salary increase in 2005; his most recent salary adjustment was in 2003.

Mr. Schaub’s annual incentive award for 2005 under the Senior Executive Annual Performance Plan was based on the Company’s performance as measured by its free cash flow, net income, net cash outflow for asbestos and trailing liabilities, and sales. The Company met certain of these financial objectives, which resulted in a payment to Mr. Schaub of $478,350 under the Senior Executive Annual Performance Plan (106.3% of the target award). The Company also met the financial objectives for an award under the 2003 — 2005 LTIP performance cycle as measured by the Company’s free cash flow, return on capital and net cash outflow for asbestos and trailing liabilities. This resulted in a payment to Mr. Schaub of $1,037,725 under the LTIP (159.6% of the targeted award).

The Compensation Committee established a target award opportunity of $508,000 for Mr. Schaub under the Senior Executive Annual Performance Plan for 2006. The Compensation Committee also established a cash target award opportunity of $600,000 and a performance share target award opportunity of 20,899 shares for Mr. Schaub under the 2006-2008 LTIP performance cycle. The performance guidelines for awards to Mr. Schaub are the same as the performance targets for the other named executive officers. The Compensation Committee used the same factors to make these awards as it did in determining the other elements of Mr. Schaub’s compensation. Through these award opportunities, a large percentage of Mr. Schaub’s compensation is tied directly to the Company’s performance.

Summary and Recent Actions

The Compensation Committee has reviewed all components of the compensation of the CEO and the other named executive officers, including salary, annual bonus and long-term award opportunities, stock option values, retirement programs (including the SERP), perquisites, and possible payments resulting from a change in control of the Company. Based on this review, the Compensation Committee found the total compensation (and, in the case of the severance and change in control scenarios, the potential payouts) to the CEO and the other named executive officers in the aggregate for 2005 to be reasonable and not excessive when compared with the senior management of comparable companies (including the Company’s peer group), especially in view of the outstanding performance of the Company’s Common Stock since the Company’s inception in 2002. The Compensation Committee believes that the relative difference between the CEO’s compensation and the compensation of the Company’s other named executive officers is consistent with such differences in similarly sized diversified manufacturing companies.

As part of establishing and periodically reviewing the Company’s management compensation program, the Compensation Committee took action in 2005 with respect to the SERP. The SERP was put in place in 2002 as part of the compensation packages developed to recruit Messrs. Schaub, Dries, Driscoll and Magee to the Company at the time of the Company’s spin-off from Goodrich Corporation. In December 2002, the Company purchased life insurance policies on the lives of these executives as a means to fund its potential obligations under the SERP, the Company’s Defined Benefit Restoration Plan, and the death benefits agreements with each of the executives. As described elsewhere in this proxy statement under the heading “Supplemental Retirement and Death Benefits Agreements,” the Company has agreed to make periodic, scheduled payments of SERP and Defined Benefit Restoration Plan benefit accruals by delivery to these executives of interests in life insurance policies with cash values equal to the present value of those benefit accruals. These payments shall be in lieu of any retirement benefits the executives would have otherwise become entitled to receive under the SERP or the Defined Benefit Restoration Plan. The payments to Messrs. Schaub and Driscoll, both of whom have vested benefits under the SERP and the Defined Benefit Restoration Plan as a result of their age and years of service, will commence in 2006. The payments to Messrs. Dries and Magee will commence in 2007.

In February 2006, the Compensation Committee eliminated certain perquisites previously made available to the named executive officers. The named executive officers no longer receive payments for the lease, maintenance and fuel for an automobile, financial counseling and social club expenses. However, the named executive officers received an increase in their base salaries for 2006 to approximate with the value of the automobile payments, and their target awards under the Annual Plan will be increased by five percent.

Compensation and Human Resources Committee

J.P. Bolduc, Chairman
Peter C. Browning
William R. Holland

February 15, 2006

EXECUTIVE COMPENSATION

Summary Compensation Table

					Long Term Compensation
		Annual Compensation			Awards		Payouts
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
		Salary	Bonus(1)	Compensation(2)	Awards	Options/SARS	Payouts	Compensation(3)
Name and Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)

Ernest F. Schaub	2005	600,000	478,350	96,863	–0-	-0-	1,037,725	35,523
President and Chief	2004	600,000	575,460	90,054	-0-	-0-	773,932	36,000
Executive Officer	2003	596,635	879,827	64,557	-0-	170,000	-0-	61,207
William Dries	2005	310,000	181,242	38,853	-0-	-0-	425,732	18,600
Senior Vice President	2004	310,000	218,035	40,708	-0-	-0-	317,193	18,600
and Chief Financial Officer	2003	308,654	333,781	—	-0-	42,500	-0-	28,241
Richard L. Magee	2005	280,000	148,820	36,597	-0-	-0-	372,516	16,800
Senior Vice President,	2004	280,000	179,032	31,389	-0-	-0-	277,544	16,800
General Counsel and	2003	277,981	273,283	—	-0-	37,000	-0-	24,486
Secretary
Richard C. Driscoll	2005	270,000	143,505	47,573	-0-	-0-	372,516	16,200
Senior Vice President,	2004	270,000	172,638	42,157	-0-	-0-	277,544	16,200
Human Resources and	2003	269,327	264,775	—	-0-	37,000	-0-	23,967
Administration
Wayne T. Byrne(4)	2005	156,653	58,283	157,071	-0-	-0-	-0-	14,576
Vice President and	2004	149,419	16,591	246,323	-0-	-0-	-0-	10,075
Controller	2003	—	—	—	—	—	—	—

(1)	Bonuses for a particular year are awarded in February of the following year. For each of the named executive officers, except Mr. Byrne, these bonuses were awarded under our Senior Executive Annual Performance Plan. The bonuses for Mr. Byrne were awarded under our Management Annual Performance Plan.

(2)	For Mr. Schaub in 2005, includes payments by the Company for the lease, maintenance and fuel for an automobile of $22,209, country club fees of $5,733, financial counseling of $16,000, long-term disability insurance of $2,535, excess liability insurance of $875, life insurance of $3,392, and personal use of company provided aircraft (calculated as incremental cost to the Company) of $19,888. Also includes related tax gross-up of $12,243 for the automobile expenses, $11,474 for the financial counseling, $1,870 for the long-term disability insurance, and $645 for the excess liability insurance. For 2004, includes payments by the Company for an automobile allowance, financial counseling, security system and related tax gross-up of $33,799, and personal use of Company-provided aircraft of $22,257. For 2003, includes payments by the Company for an automobile allowance and related tax gross-up of $30,000, and for personal financial counseling services of $29,066.

For Mr. Dries in 2005, includes payments by the Company for the lease, maintenance and fuel for an automobile of $16,574, financial counseling of $4,100, excess liability insurance of $875, and country club fees of $5,725. Also includes related tax gross-up of $8,346 for the automobile expenses, $2,665 for the financial counseling, and $569 for the excess liability insurance.

For Mr. Magee in 2005, includes payments by the Company for the lease, maintenance and fuel for an automobile of $19,422, financial counseling of $1,000, excess liability insurance of $875, and country club fees of $5,735. Also includes related tax gross-up of $8,346 for the automobile expenses, $650 for the financial counseling, and $569 for the excess liability insurance.

For Mr. Driscoll in 2005, includes payments by the Company for the lease, maintenance and fuel for an automobile of $17,234, financial counseling of $7,495, excess liability insurance of $875, country club fees of $5,326, and personal use of Company-provided aircraft of $2,856 (calculated as incremental cost to the Company). Also includes related tax gross-up of $8,346 for the automobile expenses, $4,872 for the financial counseling, and $569 for the excess liability insurance.

For Mr. Byrne in 2005, includes payments by the Company for the lease, maintenance and fuel for an automobile of $11,299, financial counseling of $1,285, excess liability insurance of $375, country club fees

(including initiation fees) of $19,854, and expatriate taxes of $121,607. Also includes related tax gross-up of $835 for the financial counseling and $1,816 for the expatriate taxes. For 2004, includes $173,644 for expatriate taxes, $43,008 for relocation expenses, and $21,541 for expatriate cost of living allowance.

No disclosure of perquisites was provided for 2003 for Messrs. Dries, Magee and Driscoll because the aggregate dollar value of the other annual compensation for them did not exceed the threshold specified in Item 402 of Regulation S-K of $50,000 or 10% of the total of their annual salary and bonus. For 2004, the aggregate dollar value of other annual compensation is voluntarily provided regardless of any applicable threshold. For 2005, the detailed breakdown of the various items included within other annual compensation is also voluntarily provided regardless of any applicable threshold.

(3)	Includes matching contributions in 2005 by the Company under our Retirement Savings Plan for Salaried Employees, a tax qualified defined contribution plan, as follows: Mr. Schaub, $12,600; Mr. Dries, $12,600; Mr. Magee, $12,600; Mr. Driscoll, $12,600; and Mr. Byrne, $9,762. Also includes matching contributions in 2005 by the Company under our Deferred Compensation Plan, a non-qualified plan, as follows: Mr. Schaub, $22,923; Mr. Dries, $6,000; Mr. Magee, $4,200; Mr. Driscoll, $3,462; and Mr. Byrne, $4,814. Amounts shown for 2004 and 2003 consist of matching contributions by the Company under these same two plans.

(4)	Mr. Byrne was elected as an executive officer of the Company in October 2004. Consequently, no disclosure is required for 2003.

Option Grants In Last Fiscal Year

We did not issue any stock options to the named executive officers in 2005.

Aggregated Option Exercises In Last Fiscal Year And FY-End Option Values

Number of Securities
			Underlying Unexercised	Value of Unexercised
			Options at Fiscal	In-the-Money Options at
	Shares Acquired	Value	Year-End(#)	Fiscal Year-End($)
Name	on Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Ernest F. Schaub	22,500	580,050	331,400/51,000	7,273,006/1,165,350
William Dries	-0-	-0-	90,350/12,750	1,979,052/291,338
Richard L. Magee	-0-	-0-	78,900/11,100	1,728,135/253,635
Richard C. Driscoll	13,000	285,350	65,025/11,100	1,430,655/253,635
Wayne T. Byrne	-0-	-0-	4,975/1,950	109,872/44,557

Long Term Incentive Plan Awards in 2005

	Number of	Performance or	Estimated Future Payouts Under
	Shares, Units	Other Period Until	Non-Stock Price-Based Plans(1)
	or Other	Maturation or	Threshold	Target	Maximum
Name	Rights(#)	Payout	(Shares/$)	(Shares/$)	(Shares/$)

Ernest F. Schaub	21,220	2005-2007	10,610 shares	21,220 shares	31,830 shares
			$120,000	$600,000	$1,200,000
William Dries	7,075	2005-2007	3,538 shares	7,075 shares	10,613 shares
			$40,000	$200,000	$400,000
Richard L. Magee	6,190	2005-2007	3,095 shares	6,190 shares	9,285 shares
			$35,000	$175,000	$350,000
Richard C. Driscoll	6,190	2005-2007	3,095 shares	6,190 shares	9,285 shares
			$35,000	$175,000	$350,000
Wayne T. Byrne	1,240	2005-2007	620 shares	1,240 shares	1,860 shares
			$7,000	$35,000	$70,000

(1)	These awards were granted for the 2005-2007 performance cycle. The actual cash awards will range from 0% to 200% of target depending on achievement of pre-established objective performance goals during the three-year performance period. Performance at 80% of performance goals will result in a payout of 20% of the target cash awards; performance at 130% of performance goals will result in a payout of 200% of the target cash awards. For each of the cash awards indicated, 50% of the award will be based on free cash flow before asbestos; 30% on return on capital; and 20% on net cash outflow for asbestos and trailing liabilities. The actual performance share awards range from 0% to 150% of target depending on achievement of pre-established objective performance goals during the three-year performance period. Performance at 80% of performance goals will result in a payout of 50% of the target share awards; performance at 130% of performance goals will result in a payout of 150% of the target share awards. For each of the share awards indicated, 60% of the award will be based on return on capital and 40% on free cash flow before asbestos.

Retirement Plans

We have in effect the Retirement Program for EnPro Industries, Inc. and Affiliated Companies (the “Pension Plan”), a tax-qualified defined benefit pension plan for salaried employees employed on or before December 31, 2005 that provides a pension benefit payable at retirement to each eligible employee. The Pension Plan makes available a pension that is paid from funds provided through contributions by the Company. The Pension Plan is not available to non-employee directors.

We also maintain the EnPro Industries, Inc. Defined Benefit Restoration Plan (the “Restoration Plan”). Benefits otherwise payable from time to time under the Pension Plan may be limited for certain participants or their beneficiaries as a result of limitations of Sections 401(a)(17) and 415(b) of the Internal Revenue Code. In addition, certain participants in the Pension Plan, including each of the named executive officers, have deferred portions of their compensation pursuant to the EnPro Industries, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), a non-qualified deferred compensation plan sponsored by the Company. This deferred compensation is not taken into account for purposes of determining the amount of benefits under the Pension Plan. The Restoration Plan provides the participants and their beneficiaries with the benefits that would have been provided under the Pension Plan but for the limitations described above and taking into account any deferred compensation that would have been included in compensation for purposes of determining benefits under the Pension Plan had it not been deferred.

The following table shows the estimated combined annual pension benefits payable at normal retirement to a participant under our Pension Plan and Restoration Plan:

	Years of Credited Service
Average Final Compensation	5	10	15	20	30	40

$ 200,000	15,170	30,340	45,510	60,680	91,020	117,190
$ 250,000	19,420	38,840	58,260	77,680	116,520	149,690
$ 300,000	23,670	47,340	71,010	94,680	142,020	182,190
$ 400,000	32,170	64,340	96,510	128,680	193,020	247,190
$ 500,000	40,670	81,340	122,010	162,680	244,020	312,190
$ 750,000	61,920	123,840	185,760	247,680	371,520	474,690
$1,000,000	83,170	166,340	249,510	332,680	499,020	637,190
$1,250,000	104,420	208,840	313,260	417,680	626,520	799,690
$1,500,000	125,670	251,340	377,010	502,680	754,020	962,190

The amount of a participant’s pension depends on a number of factors, including average final compensation and years of credited service to the Company. A participant’s “average final compensation” means the average of the 60 highest consecutive months of salary and bonus out of the last 120 months of employment. “Salary” and “bonus” for this purpose are the same as the salary and bonuses disclosed in the Summary Compensation Table. The table describes benefits payable in the form of a single life annuity beginning at normal retirement age, which is the later of age 65 or the fifth anniversary of participation in the plans. A participant who retires before normal retirement age may be entitled to reduced benefits under the plans depending on the participant’s age and years of service.

As of December 31, 2005, the named executive officers had the following amounts of average final compensation and years of credited service: Mr. Schaub, $1,118,282 and 3.58 years; Mr. Dries, $485,625 and

4 years; Mr. Magee, $420,079 and 4 years; Mr. Driscoll, $426,904 and 3.58 years; and Mr. Byrne, $173,220 and 7.33 years. The years of service for Messrs. Dries, Magee and Byrne include periods of participation in the Pension Plan prior to the spin-off from Goodrich. Messrs. Schaub and Driscoll began participation in the Pension Plan at the time of the spin-off.

Supplemental Retirement and Death Benefits Agreements

The table above does not include amounts payable to Messrs. Schaub, Dries, Driscoll and Magee under a non-qualified Supplemental Executive Retirement Plan (the “SERP”). Mr. Byrne does not participate in the SERP. Under the SERP, the executives earn an additional benefit equal to the combined benefit under our Pension Plan and Restoration Plan for their first 15 years of service. The SERP takes into account service only for periods beginning on or after June 1, 2002 for this purpose.

In 2002, the Company entered into death benefits agreements with the named executive officers (with the exception of Mr. Byrne) to provide benefits otherwise payable under the Restoration Plan and the SERP in the event of the executive officer’s death while employed by the Company. Under these agreements, the death benefits will be paid to the executive’s beneficiary in the form of a lump sum cash payment within sixty days following the executive’s death. As of December 31, 2005, the pre-retirement death benefits payable under these agreements for the named executive officers were as follows: Mr. Schaub, $5,100,000; Mr. Dries, $4,000,000; Mr. Magee, $4,000,000; and Mr. Driscoll, $1,400,000.

In order to satisfy its obligations under the Restoration Plan, the SERP and the death benefits agreements, the Company purchased insurance policies on the lives of Messrs. Schaub, Dries, Magee and Driscoll. As of December 31, 2005, these policies had a total cash surrender value of $10,753,915. Upon an executive’s death, the proceeds from the policy on the deceased executive will be paid to the Company to reimburse it for the premiums, and the remainder will be available to pay the amount due to the executive’s beneficiary under his death benefits agreement.

In 2005, the Company entered into supplemental retirement and death benefits agreements for Messrs. Schaub, Dries, Magee and Driscoll. Under these agreements, the Company will make annual scheduled payments to each executive. For Messrs. Schaub and Driscoll, who are currently vested in their SERP and Restoration Plan benefits (service for these plans includes service prior to the Company’s spin-off from Goodrich Corporation), the first payment is scheduled for 2006. For Messrs. Dries and Magee, the first payment is scheduled for 2007 when they become vested in their benefits. The amount of the first payment in each case will equal the actuarial equivalent present value of benefits accrued through the applicable payment date under the SERP and the Restoration Plan. Additional payments will be made each year thereafter through retirement in an amount equal to the actuarially equivalent present value of additional benefits accrued under the SERP and Restoration Plan since the last payment. Actuarial equivalence for this purpose will be based on the actuarial assumptions applicable under the Pension Plan from time to time. Payments will be made by delivery to the executive of an ownership interest in a life insurance policy with a cash value equal to the amount of the payment. In addition, the executive will receive, with each policy interest, a tax gross-up payment from the Company sufficient to pay all applicable taxes on the retirement benefit payment represented by the policy. The amount of the death benefits payable under the death benefits agreement will be reduced, dollar-for-dollar, by the amount of the death benefit provided under each policy distributed to the executive. As of December 31, 2005, the single sum present value of each executive’s aggregate accrued benefit under the Restoration Plan and the SERP was as follows: Mr. Schaub, $1,563,575; Mr. Dries, $313,299; Mr. Magee, $185,937; and Mr. Driscoll, $458,641.

The retirement benefit payments under the supplemental retirement and death benefits agreements may be delayed to the extent the Company’s deduction with respect to such payments would be limited or eliminated by application of Internal Revenue Code Section 162(m). Prior to retirement or termination of employment, the executive will not have access to the policies’ cash value through withdrawals, loans, transfers or otherwise. Payments under the supplemental retirement and death benefits agreements shall be in lieu of, and fully replace, any retirement benefits the executive would have otherwise become entitled to receive under the Restoration Plan or the SERP. We expect that the cash surrender values of the life insurance policies previously purchased by the Company will be sufficient to fund the estimated retirement benefit payments described above.

Deferred Compensation Plan

As described above, the Company sponsors the Deferred Compensation Plan for the named executive officers and certain other members of management. Participants in the Deferred Compensation Plan may elect to reduce their current compensation by deferring up to 25% of their eligible earnings and up to 50% of their eligible incentive awards on a pre-tax basis. They also elect how these funds will be invested by choosing among the investment options (excluding the option of investing in Common Stock) available under the EnPro Industries, Inc. Retirement Savings Plan for Salaried Employees, a tax-qualified defined contribution plan.

The following table sets forth the amounts contributed to the Deferred Compensation Plan in 2005 by or for the named executive officers, as well as the interest they earned under the plan in 2005 and their total account balances under the plan as of December 31, 2005.

2005 Deferred Compensation Plan Information

	Compensation	Company
Name	Deferred	Contribution	Interest Earned	Year-End Account Balance

Ernest F. Schaub	$18,000	$18,000	$31,233	$493,504
William Dries	$5,284	$5,284	$2,845	$65,397
Richard L. Magee	$3,554	$3,554	$2,347	$55,663
Richard C. Driscoll	$2,839	$2,839	$9,343	$134,637
Wayne T. Byrne	$4,267	$2,808	$415	$10,949

Management Continuity Agreements

We are party to management continuity agreements (the “Continuity Agreements”) with certain employees, including all of the executive officers named in the Summary Compensation Table. Presently, there are eight Continuity Agreements in effect.

The purpose of the Continuity Agreements is to encourage the individuals to carry out their duties in the event of the possibility of a change in control of the Company. The Continuity Agreements are not ordinary employment agreements and do not provide any assurance of continued employment unless there is a “change in control.” They provide for a period of employment commencing upon a change in control, which generally is deemed to have occurred if:

•	any person, entity or group becomes the beneficial owner of 20% or more of the Common Stock or combined voting power of our outstanding securities (subject to certain exceptions);

•	there has been a change in the majority of the Company’s directors that has not otherwise been approved by the directors;

•	a corporate reorganization occurs where the existing shareholders do not retain more than 70% of the outstanding common stock and combined voting power of the surviving entity in substantially the same proportions as their prior ownership; or

•	the Company is liquidated or dissolved, or substantially all of its assets are sold (other than to a company more than 70% of the outstanding common stock and combined voting power of which is held by the shareholders of the Company, in substantially the same proportions as their holdings of Company securities prior to the sale).

The Continuity Agreements generally provide for the continuation of employment of the individuals in the same positions and with the same responsibilities and authorities that they possessed immediately prior to the change in control and generally with the same benefits and level of compensation, including average annual increases.

If, after a change in control, we or our successor terminates the individual’s employment for reasons other than “cause,” or the individual voluntarily terminates his or her employment for a “good reason” (in each case as defined in the Continuity Agreements), the individual will be entitled to:

•	a lump sum cash payment equal to the continuation of the individual’s annual base salary in effect immediately prior to termination for a period of time. For the named executive officers, the time periods, which we refer to as the “Payment Periods,” are: Mr. Schaub, Mr. Dries and Mr. Magee, 3 years; Mr. Driscoll, 2 1/2 years; and Mr. Byrne, 1 1/2 years;

•	a lump sum cash payment equal to the individual’s pro rata target bonus for the year of termination;

•	a lump sum cash payment intended to approximate continuation of annual bonuses for the Payment Period. This payment will be equal to the greatest of (i) the individual’s most recent annual bonus, (ii) the individual’s target annual bonus for the year of termination, or (iii) the individual’s target annual bonus for the year in which the change in control occurs, multiplied by the number of years in the individual’s Payment Period;

•	a lump sum cash payment equal to the value of foregone cash LTIP awards for each incomplete performance period;

•	a lump sum cash payment equal to the pro rata portion of the “calculated market value” of any performance shares awarded to the individual under the LTIP for each incomplete performance period;

•	continuation of all health and welfare benefit plans and programs and all fringe benefit programs, perquisites and similar arrangements during the Payment Period;

•	in addition to the benefits to which the individual is entitled under the retirement plans or programs in which he or she participates, a lump sum cash payment in an amount equal to the actuarial equivalent of the retirement pension to which the individual would have been entitled under the terms of such retirement plans or programs had the individual accumulated additional years of continuous service under such plans equal in length to the Payment Period.

The Continuity Agreements provide for a tax gross-up for any excise tax due under the Internal Revenue Code as a result of these payments. As an individual nears age 65, the Payment Period is automatically shortened so that it does not extend beyond his normal retirement date. An individual who reaches age 65 before the end of his Payment Period will not be entitled to any payments or benefits under the Continuity Agreement after the month in which this birthday occurs. In the case of Messrs. Schaub (age 62) and Driscoll (age 64), the Payment Period for each of these individuals has been shortened to correspond with their normal retirement date (age 65).

CUMULATIVE TOTAL RETURN PERFORMANCE GRAPH

Set forth below is a line graph showing the yearly percentage change in the cumulative total shareholder return for the Common Stock as compared to similar returns for the Russell 2000® Stock Index and a group of our peers consisting of Flowserve Corporation, Robbins & Myers, Inc., Gardner Denver, Inc., Circor International, Inc., IDEX Corporation and The Gormann-Rupp Company. These manufacturing companies were chosen because they are all similarly situated to the Company in terms of size and markets served. Each of the returns is calculated assuming the investment of $100 in each of the securities on May 24, 2002 (the date on which the Common Stock began trading) and reinvestment of dividends into additional shares of the respective equity securities when paid. The graph plots the respective values beginning on May 24, 2002 and continuing through December 31, 2005. Past performance is not necessarily indicative of future performance.

	5/24/02	12/31/02	12/31/03	12/31/04	12/31/05
ENPRO INDUSTRIES, Inc.	100.00	47.34	165.09	349.94	318.93
PEER GROUP INDEX	100.00	67.76	88.16	118.74	139.61
RUSSELL 2000 INDEX	100.00	78.59	114.25	134.24	138.7

GOVERNANCE OF THE COMPANY

Both the Board of Directors and management of the Company firmly embrace good and accountable corporate governance and believe that an attentive, performing Board is a tangible competitive advantage. Members of the Board are kept informed of our business through discussions with the Chairman and the officers, by reviewing materials provided to them, and by participating in meetings of the Board and its committees. In addition, at least once per quarter, the non-management directors meet in executive session without members of management present. These sessions are presided over by the Chairman, William R. Holland.

The Board held four meetings in 2005. All directors attended at least 75% of the aggregate total number of Board meetings held in 2005 and the Board committees on which they serve. All directors, except for Mr. James H. Hance, Jr., attended the Company’s 2005 Annual Meeting of Shareholders.

Board Committees

The Board of Directors has four committees: an Executive Committee, an Audit and Risk Management Committee, a Compensation and Human Resources Committee, and a Nominating and Corporate Governance Committee. Each of these committees operates in accordance with a written charter that has been approved by the Board of Directors.

Executive Committee.  The members of the Executive Committee as of the date of this proxy statement are Ernest F. Schaub (Chairman), J. P. Bolduc, James H. Hance, Jr., and William R. Holland. This committee did not meet during 2005. The primary function of this committee is to exercise any of the powers of the Board as and when directed by the Board or when the Board is not in session, except those powers which, under the North Carolina Business Corporations Act, a committee of directors has no authority to exercise.

Audit and Risk Management Committee.  The members of the Audit and Risk Management Committee (the “Audit Committee”) as of the date of this proxy statement are James H. Hance, Jr. (Chairman), Joe T. Ford and Gordon D. Harnett. This committee, which consists entirely of independent directors, held four meetings in 2005. This committee is appointed by the Board to assist in monitoring the integrity of the financial statements of the Company; the compliance by the Company with legal and regulatory requirements; the Company’s management of its insurance, pension, asbestos, environmental, litigation and other significant risk areas; and the qualifications, independence and performance of the Company’s internal and external auditors. This committee has the authority to appoint or replace the external auditors and to approve all fees of the external auditors.

Compensation and Human Resources Committee.  The members of the Compensation and Human Resources Committee (the “Compensation Committee”) as of the date of this proxy statement are J. P. Bolduc (Chairman), Peter C. Browning and William R. Holland. This committee, which consists entirely of independent directors, held three meetings in 2005. The primary function of this committee is to assist the Board and management in fulfilling their responsibilities for exercising oversight concerning the appropriateness and cost of the Company’s compensation and benefit programs, particularly for executives of the Company.

Nominating and Corporate Governance Committee.  The members of the Nominating and Corporate Governance Committee (the “Nominating Committee”) as of the date of this proxy statement are William R. Holland (Chairman), J.P. Bolduc, Peter C. Browning, Joe T. Ford, James H. Hance, Jr., Gordon D. Harnett and Wilbur J. Prezzano, Jr. This committee, which consists entirely of independent directors, held four meetings in 2005. The primary function of this committee is to assist the Board and management in fulfilling their responsibilities to exercise sound corporate governance in the operation of the Company by identifying and nominating individuals who are qualified to become members of the Board, assessing the effectiveness of the Board and its committees, and recommending Board committee assignments. This committee also reviews various corporate governance issues affecting the Company, including those items discussed below.

Governance Activities

The Board of Directors has undertaken substantial efforts to ensure the highest standards for corporate governance in its operation and processes. The Board regularly reviews the Company’s Corporate Governance

Guidelines, taking into account recent trends in corporate governance and rules promulgated by the New York Stock Exchange (“NYSE”) and the SEC. Among other things, these guidelines specify that:

•	normally only the Chief Executive Officer should be an employee director;

•	a substantial majority of the members of the Board should be independent directors;

•	regularly scheduled executive sessions of the Board are held without management present;

•	Board members are expected to attend the Company’s Annual Meeting of Shareholders; and

•	the performance and contributions of the Board and its committees should be assessed annually.

Recently, the Board modified the Corporate Governance Guidelines to require any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election to tender his or her resignation to the Chairman of the Board. The Nominating Committee will promptly consider the resignation and recommend to the Board whether to accept or reject the resignation. The Board will act on the Nominating Committee’s recommendation within 90 days after the shareholders’ meeting, and the Board’s decision (including an explanation of the process by which the decision was reached) will be publicly disclosed on Form 8-K. Any director who tenders his or her resignation may not participate in this process.

The Board has adopted a Code of Business Conduct covering, among other things, conflicts of interest, corporate opportunities, confidentiality, protection and proper use of the Company’s assets, fair dealing, compliance with laws (including insider trading laws), accuracy and reliability of the Company’s books and records, and reporting of illegal or unethical behavior. This Code applies to all directors, officers and other employees of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer. All members of the Board and all officers of the Company have read and certified their compliance with the Code without exception on an annual basis.

The Board has established other policies and procedures relating to corporate governance matters that are described elsewhere in this proxy statement, including its determination of the independence of each of the Company’s directors, its determination as to one member of the Audit Committee who qualifies as an “Audit Committee Financial Expert,” the basis on which the Nominating Committee will consider director candidates, the process by which the Nominating Committee identifies and evaluates nominees for director, and the process by which shareholders may communicate directly with the Board.

The Board and management believe that these corporate governance activities place the Company in compliance with current NYSE listing standards, as well as with provisions of the Sarbanes-Oxley Act of 2002 and the related rules of the SEC. Copies of the Company’s Corporate Governance Guidelines, Code of Business Conduct and Board committee charters are available on the Company’s website at www.enproindustries.com.

Determinations with Respect to Independence of Directors

The Board of Directors made a determination as to the independence of each of its members at its February 2006 meeting. The Board made these determinations based upon the definition of an “independent director” set forth in the NYSE listing standards and the categorical standards set forth in the Company’s Corporate Governance Guidelines with respect to the materiality of relationships. Under these guidelines, a director will be independent only if the Board affirmatively determines that the director has no material relationship with the Company (either as a director, partner, shareholder or officer of an organization that has a relationship with the Company).

The Corporate Governance Guidelines provide that a director will not fail to be deemed independent solely as a result of a relationship between the Company or its subsidiaries, on the one hand, and an organization with which the director is affiliated by reason of being a director, partner, shareholder or officer thereof, on the other, provided that (1) the relationship is in the ordinary course of business of the Company and is on substantially the same terms as those generally prevailing at the time for comparable transactions with non-affiliated persons, and (2) with respect to a relationship involving extensions of credit to the Company or its subsidiaries, the extensions of credit have been made in compliance with all applicable laws and no event of default has occurred.

In addition, under the Corporate Governance Guidelines, the Board cannot conclude that a director is independent if he or she falls into one of the following categories:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•	the director has received more than $100,000 during any 12-month period within the last three years in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service;

•	the director or an immediate family member is a current partner of the Company’s auditor; the director is a current employee of the Company’s auditor; the director has an immediate family member who is a current employee of the Company’s auditor and who participates in the firm’s audit or tax compliance practice; or the director or an immediate family member was within the last three years a partner or employee of the Company’s auditor and personally worked on the Company’s audit within that time;

•	the director or an immediate family member is, or has been in the past three years, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that concurrently employs the director;

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that does business with the Company and the sales by that company to the Company or purchases by that company from the Company in any of the last three fiscal years exceed the greater of $500,000 or 1% of such other company’s annual revenues; or

•	the director or the director’s spouse serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to such organization exceed the greater of $500,000 or 1% of the other organization’s annual revenues.

To assist in the Board’s determinations, each director completed a questionnaire that included questions to identify any relationships with the Company or any of its subsidiaries. On the basis of the questionnaires, the Board determined that J. P. Bolduc, Peter C. Browning, Joe T. Ford, Gordon D. Harnett, James H. Hance, Jr., William R. Holland, and Wilbur J. Prezzano, Jr. are independent because their relationships satisfy the categorical standards for independence set forth in the Corporate Governance Guidelines and because no material relationship with the Company was identified. The Board noted that Mr. Hance served as Vice Chairman of Bank of America Corporation until January 2005, that Mr. Browning currently serves as a director of Wachovia Corporation, and that both of these banks are lenders to the Company under its revolving credit facility and acted as managers in connection with the Company’s recent offering of convertible debentures. The Board also noted that Mr. Browning was formerly the Dean of the McColl School of Business at Queens University, and that the McColl School provides executive training to the Company. The Board determined that each of these relationships is immaterial. Mr. Schaub’s role as Chief Executive Officer automatically disqualifies him from being an independent director.

The Board made a further determination that each of the Audit Committee, the Compensation Committee and the Nominating Committee is composed entirely of independent directors under the applicable NYSE listing standards.

Determination with Respect to “Audit Committee Financial Expert”

The Board of Directors has determined that Mr. Hance is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K. At its February 2006 meeting, the Board determined that Mr. Hance, through his education and experience as a public accountant, his experience as a CPA, and his experience as the principal financial officer of Bank of America Corporation, has all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•	experience in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising persons engaged in such activities;

•	an understanding of internal controls and procedures for financial reporting; and

•	an understanding of audit committee functions.

Director Candidate Qualifications

When considering candidates for director, the Nominating Committee takes into account a number of factors, including whether the candidate is independent from management and the Company, whether the candidate has relevant business experience, the size and composition of the existing Board, and the candidate’s existing commitments to other businesses. In addition, all candidates must meet the requirements set forth in the Company’s Corporate Governance Guidelines, which include the following:

•	Candidates should possess broad training and experience at the policy-making level in business, government, education, technology or philanthropy.

•	Candidates should possess expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimum balance in Board membership can be achieved and maintained.

•	Candidates should be of the highest integrity, possess strength of character and the mature judgment essential to effective decision-making.

•	Candidates should be willing to devote the required amount of time to the work of the Board and one or more of its committees. Candidates should be willing to serve on the Board over a period of several years to allow for the development of sound knowledge of the Company and its principal operations.

•	Candidates should be without any significant conflict of interest or legal impediment.

•	Candidates must be between 18 and 72 years of age.

The Nominating Committee will consider recommending for nomination director candidates recommended by shareholders. Shareholders wishing to suggest a candidate for director for nomination by the Board should send a written statement to the Company’s Secretary at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina, 28209 in accordance with the timeline and procedures set forth in the Company’s bylaws for shareholders to nominate directors themselves. See “Shareholder Proposals” for a description of the requirements to be followed in submitting a candidate and the content of the required statements.

Nomination Process

Before recommending a sitting director for re-election at the Annual Meeting, the Nominating Committee considers whether the director’s re-election would be consistent with the criteria for Board membership set forth in the Company’s Corporate Governance Guidelines and applicable rules and requirements of the SEC and NYSE. This process includes a review on behalf of the Nominating Committee of the responses to the annual director questionnaires.

The Company’s Corporate Governance Guidelines specify that a director is expected to volunteer to resign from the Board at such time as the director changes the job responsibility he or she held when elected to the Board. Mr. Harnett announced his intention to retire as Chairman and Chief Executive Officer of Brush Engineered Materials Inc. effective May 2, 2006. In accordance with the Corporate Governance Guidelines, Mr. Harnett tendered his resignation as a director to the Nominating Committee at its February 2006 meeting, but indicated his willingness to continue if the Nominating Committee concluded that further service is appropriate. In light of Mr. Harnett’s qualifications and his prior service as a director, the Nominating Committee (with Mr. Harnett not participating) voted unanimously not to accept his resignation, and supports his nomination for reelection to the Board in 2006.

When seeking candidates for director, the Nominating Committee may solicit suggestions from incumbent directors, management or others. The Nominating Committee may also engage the services of a third party to identify and evaluate candidates. After conducting an initial evaluation of a candidate, the Nominating Committee (or the Chairman of such committee) will interview that candidate if it believes the candidate might be a suitable director. The Nominating Committee may also ask the candidate to meet with management. If the Nominating Committee concludes that a candidate would be a valuable addition to the Board and that the candidate meets all of the requirements for Board membership, it will recommend to the full Board that the candidate be nominated for election.

Communications with the Board

Shareholders and other interested parties can send communications to the Board anonymously and confidentially by means of the EnTegrity Assistance Line. Instructions for using the EnTegrity Assistance Line are set forth on the Company’s website at www.enproindustries.com. The EnTegrity Assistance Line is staffed by an independent third party with instructions that any report addressed to the Board of Directors be forwarded to the chairman of the Audit Committee. Reports not addressed to the Board of Directors are forwarded to the Company’s Director of Internal Audit, who reports directly to the Audit Committee. The Director of Internal Audit sends a summary of all reports of alleged misconduct (financial or otherwise) and all other concerns communicated through the EnTegrity Assistance Line directly to the Audit Committee, and periodically updates the Audit Committee regarding the investigation and resolution of all such reports.

Shareholders and other interested parties may also send written correspondence to the Board c/o the Company’s Secretary at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina, 28209. The Board has established procedures for the handling of communications from shareholders and other interested parties and directed the Company’s Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its committees are to be forwarded to the Chairman of the Board. Communications that relate to matters that are within the responsibility of one of the Board Committees are also forwarded to the Chair of the appropriate committee. Communications that relate to ordinary business matters, such as customer complaints, are to be sent to the appropriate business. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any director who wishes to review them.

In addition, security holders and other interested parties who attend the Company’s Annual Meeting of Shareholders will have an opportunity to communicate directly with the Board.

Compensation of Directors

Non-employee directors receive the following compensation:

•	An annual retainer of $38,000, paid quarterly;

•	A meeting fee of $1,000 for each Board or committee meeting attended (including meetings by telephone);

•	An additional $4,000 in cash annually for each committee chair, and an additional $15,000 in cash monthly for our non-executive Chairman of the Board;

•	An initial grant of phantom shares, equal in value to $30,000, upon a director’s election to the Board; and

•	An annual grant of phantom shares equal in value to $25,000 through the tenth year of service as a director.

Employee directors receive no compensation for serving on the Board or its committees.

The following table presents the compensation we paid to our non-employee directors for their service to the Company in 2005.

2005 Non-Employee Director Compensation Table

			Board/
	Annual	Board/Committee	Committee	Value of Phantom
Name(1)	Cash Retainer	Meeting Fees	Chair Fees	Share Grant(2)	Total

J. P. Bolduc	$38,000	$16,000	$4,000	$25,000	$83,000
Peter C. Browning	38,000	15,000	—	25,000	78,000
Joe T. Ford	38,000	14,000	—	25,000	77,000
James H. Hance, Jr.	38,000	14,000	4,000	25,000	81,000
Gordon D. Harnett	38,000	15,000	—	25,000	78,000
William R. Holland	38,000	16,000	184,000	25,000	263,000

(1)	Wilbur J. Prezzano, Jr. joined the Board effective January 1, 2006, and therefore is not listed in the table.

(2)	Each non-employee director received a grant of 884 phantom shares based on the value of the Common Stock on February 15, 2005, which was $28.28 per share.

Phantom shares are granted to non-employee directors at the first meeting of the Board each year, or, if earlier, the date on which stock options or performance shares are granted to the Company’s management. The phantom shares are fully vested upon granting. Beginning in 2005, the phantom shares are awarded under our Amended and Restated 2002 Equity Compensation Plan. When a director retires from the Board, these phantom shares in his account will be paid out in the form of one share of the Company’s Common Stock for each phantom share, with the value of any fractional phantom shares paid in cash. Prior to 2005, each non-employee director received annual grants of phantom shares under our Outside Directors’ Phantom Share Plan. The value of those phantom shares will be paid out in cash upon the director’s retirement from the Board. No further awards will be made under the Outside Directors’ Phantom Share Plan.

Non-employee directors may participate in our Deferred Compensation Plan for Non-Employee Directors (as amended and restated). Under this plan, non-employee directors may elect to defer receipt of all or part of the cash portion of their annual retainer fee and meeting fees. Participants choose between two investment alternatives, a cash account and a stock account. Deferred fees in a director’s cash account are credited with an investment return based on the director’s selection from the same menu of investment options available under the EnPro Industries, Inc. Deferred Compensation Plan, a non-qualified deferred compensation plan. Deferred fees in a director’s stock account are credited with stock units that each have a value on a given date equal to the fair market value of one share of the Company’s Common Stock on such date. Deferred compensation is payable upon retirement from the Board. The following non-employee directors have deferred compensation under the plan: Mr. Bolduc, 1,374 stock units; Mr. Browning, $184,576; Mr. Ford, 4,173 stock units; and Mr. Harnett, $119,712 and 4,199 stock units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our Common Stock to file reports of ownership and changes in ownership with the SEC. To our knowledge, all reports required to be filed in 2005 were timely filed.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the quality and integrity of the Company’s financial reporting processes and its systems of internal accounting controls. Management is responsible for preparing the Company’s financial statements and for establishing and maintaining adequate internal control over financial reporting. The independent accountants are responsible for performing an independent audit of those financial statements and for issuing an attestation report on management’s assessment of the Company’s internal control over financial reporting. The Audit Committee operates under a written charter that has been adopted by the Company’s Board of Directors.

The Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm for 2005, regarding the Company’s audited 2005 consolidated financial statements and its internal control over financial reporting. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and that its internal control over financial reporting was effective. The Audit Committee has reviewed and discussed the consolidated financial statements and the Company’s system of internal control over financial reporting with management and PwC.

The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards), as amended. In addition, the Audit Committee has received the written disclosures and the letter from PwC relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PwC that firm’s independence from the Company.

The Audit Committee has also discussed with the Company’s internal auditors and PwC the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance upon the Audit Committee’s discussions with management and PwC and the Audit Committee’s review of the representation of management and the report of PwC to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 to be filed with the Securities and Exchange Commission.

Audit and Risk Management Committee

James H. Hance, Jr., Chairman
Joe T. Ford
Gordon D. Harnett

February 14, 2006

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm beginning January 1, 2004 and reappointed PwC in such capacity for the fiscal year 2005. We understand that representatives of PwC will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

The Audit Committee has a policy that outlines procedures intended to ensure that it pre-approves all audit and non-audit services provided to the Company by our independent registered public accounting firm. The policy provides for pre-approval of a budget that sets forth the fees for all audit services to be performed during the upcoming fiscal year. The policy also mandates pre-approval of amounts for separate non-audit and tax compliance, planning and advisory services, as well as proposed services exceeding pre-approved cost levels. In addition, the policy allows the Audit Committee to delegate pre-approval authority to one or more of its members (except pre-approval authority for certain internal control-related services). On an annual basis, the Audit Committee reviews and pre-approves a dollar amount for specific services that may be provided by our independent registered public accounting firm without requiring further approval from the Audit Committee. A copy of the pre-approval policy is available on the Company’s website at www.enproindustries.com.

Before approving services to be performed by the independent registered public accounting firm, the Audit Committee considers whether the services to be performed are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm may be best positioned to provide the most effective and efficient service, for reasons such as their familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors are considered as a whole, and no one factor is necessarily determinative.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees and expenses from PwC for fiscal years 2005 and 2004:

	2005	2004

Audit Fees(1)	$2,003,500	$1,833,000
Audit-Related Fees(2)	72,500	79,500
Tax Fees(3)	0	0
All Other Fees	0	0

TOTAL FEES	$2,076,000	$1,912,500

(1)	Audit fees consisted of audit work performed related to the preparation of financial statements and the assessment of our internal control over financial reporting, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits, accounting consultation and work related to a public debt offering.

(2)	Audit-related fees consisted principally of services with respect to the audits of benefit plans.

(3)	Tax fees consisted of fees for services related to tax compliance and reporting and tax consulting.

All audit, audit-related, and tax services performed by PwC during 2005 and 2004 were approved in accordance with our pre-approval policy.

PROPOSAL 2 — RATIFICATION OF PRICEWATERHOUSECOOPERS LLC
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006

At a meeting held on February 14, 2006, the Audit Committee reappointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. The Board of Directors concurs with this decision. If the shareholders do not ratify this appointment, the Audit Committee will consider other independent registered public accounting firms.

The Board recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

OTHER MATTERS

The Board knows of no other matters that may properly be presented at the Annual Meeting. If other matters do properly come before the meeting, the persons named in the proxy are expected to vote according to their best judgment.

SHAREHOLDER PROPOSALS

Under our bylaws, any shareholder entitled to vote at the Annual Meeting of Shareholders may nominate a person for election to our Board of Directors or bring other business before the meeting if the shareholder provides written notice to, and such notice is received by, the Secretary of the Company generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the meeting is moved up by more than 30 days or delayed by more than 60 days from the anniversary date, however, notice is timely provided if it is delivered not earlier than the 120th day prior to the date of the meeting and not later than the close of business on the 90th day prior to the meeting, or the tenth day after the day on which the meeting is first publicly announced, whichever is later.

We have not been timely notified of any additional business to be presented at this meeting. This notice requirement applies to matters being brought before the meeting for a vote. Shareholders may ask appropriate questions at the meeting without having to comply with the notice provisions.

Any shareholder who intends to present a proposal for consideration at our 2007 Annual Meeting of Shareholders must ensure that the proposal is received by the Secretary of the Company between December 29, 2006 and January 28, 2007 (unless we move the meeting up by more than 30 days or delay it by more than 60 days from April 28, 2007). Each notice must include:

•	a brief description of each proposed matter of business and the reasons for conducting such business at the annual meeting;

•	the name and address of the shareholder proposing such business as well as any other shareholders believed to be supporting such proposal;

•	the number of shares of each class of the Company stock owned by such shareholders; and

•	any material interest of such shareholders in such proposal.

If the notice contains a nomination to the Board of Directors, it must also contain the following information:

•	The name and address of the person or persons to be nominated;

•	A representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings to make the nomination between the shareholder and each nominee and any other person or persons (naming such person or persons);

•	all other information regarding each nominee that would be required to be included in a proxy statement if the nominee had been nominated by the Board; and

•	the written consent of each nominee to serve as a director if elected.

In addition, any shareholder proposal intended to be included in the Company’s proxy statement for the 2007 Annual Meeting of Shareholders must be received at the Company’s offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Secretary, on or before November 22, 2006. Applicable rules of the SEC govern the submission of shareholder proposals and the Company’s consideration of them for inclusion in the proxy statement and form of proxy for the 2007 Annual Meeting of Shareholders.

We suggest that notice of all shareholder proposals be sent by certified mail, return receipt requested.

By Order of the Board of Directors

Richard L. Magee
Secretary

March 22, 2006

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD

ANNUAL MEETING OF SHAREHOLDERS OF
ENPRO INDUSTRIES, INC.
April 28, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:			2.	Ratify the selection of PricewaterhouseCoopers LLP as	☐	☐	☐
our independent registered public accounting firm for 2006.
NOMINEES:
☐ FOR ALL NOMINEES	O William R. Holland		3.	Transact such other business as may properly come
	O Ernest F. Schaub			before the meeting or any adjournment thereof.
☐ WITHHOLD AUTHORITY	O J. P. Bolduc
FOR ALL NOMINEES	O Peter C. Browning
	O Joe T. Ford			This proxy, when properly executed, will be voted as
☐ FOR ALL EXCEPT	O James H. Hance, Jr.			directed by the undersigned shareholder(s). If no
(See instructions below)	O Gordon D. Harnett			direction is made, this proxy will be voted FOR election
	O Wilbur J. Prezzano, Jr.			of the Directors and FOR proposal 2, or if this card
constitutes voting instructions to a savings plan
trustee, the trustee will vote as described in the proxy statement.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:		●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder ________________________	Date: _______________	Signature of Shareholder ________________________	Date: _______________

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ENPRO INDUSTRIES, INC.
Proxy Solicited on Behalf of the Board of Directors
for Annual Meeting of Shareholders April 28, 2006
The undersigned hereby appoint(s) Ernest F. Schaub and Richard L. Magee, and each of them singularly, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in EnPro Industries, Inc. Common Stock as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its shareholders to be held April 28, 2006 and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting.
This card also constitutes your voting instructions for any and all shares held by American Stock Transfer & Trust Company for your account and will be considered to be voting instructions to the plan trustee(s) with respect to shares held in accounts under the plans listed on page 1 of the proxy statement. If you are a participant under any of these plans, please vote your shares electronically or return your proxy no later than Wednesday, April 25, 2006.
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF
ENPRO INDUSTRIES, INC.
April 28, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER

-OR-

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	ACCOUNT NUMBER

-OR-

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time on April 27, 2006.
â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:			2.	Ratify the selection of PricewaterhouseCoopers LLP as	☐	☐	☐
our independent registered public accounting firm for 2006.
NOMINEES:
☐ FOR ALL NOMINEES	O William R. Holland		3.	Transact such other business as may properly come
	O Ernest F. Schaub			before the meeting or any adjournment thereof.
☐ WITHHOLD AUTHORITY	O J. P. Bolduc
FOR ALL NOMINEES	O Peter C. Browning
	O Joe T. Ford			This proxy, when properly executed, will be voted as
☐ FOR ALL EXCEPT	O James H. Hance, Jr.			directed by the undersigned shareholder(s). If no
(See instructions below)	O Gordon D. Harnett			direction is made, this proxy will be voted FOR election
	O Wilbur J. Prezzano, Jr.			of the Directors and FOR proposal 2, or if this card
constitutes voting instructions to a savings plan
trustee, the trustee will vote as described in the proxy statement.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:		●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder ________________________	Date: _______________	Signature of Shareholder ________________________	Date: _______________

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.